Master Enhanced S&P 500 Series

FILE #811-07885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/02/08	GENERAL ELECTRIC CO.	547,825,000	24,000

Goldman, Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Incorporated, Banca IMI S.p.A., BNP Paribas Securities Corp., Daiwa Securities America Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Lloyds TSB Bank Plc, Merrill Lynch, Pierce Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Santander Investment Securities Inc., SG Americas Securities, LLC, Blaylock Robert Van, LLC, Castleoak Securities, L.P., Samuel A. Ramirez & Company, Inc., Utendahl Capital Group, L.L.C., The Williams Capital Group, L.P.

Master Enhanced S&P 500 Series

FILE #811-07885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/06/08	WELLS FARGO & CO.	407,500,000	36,300

.P. Morgan Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, RBC Capital Markets Corporation, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Wells Fargo Securities, LLC, Blaylock Robert Van, LLC, CastleOak Securities, L.P., Gardner Rich, LLC, Samuel A. Ramirez & Company, Inc., Utendahl Capital Group, LLC, The Williams Capital Group, L.P.